UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 9, 2014

KENNEDY-WILSON HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Opera Portfolio:

On May 9, 2014, a subsidiary of Kennedy-Wilson Holdings, Inc. (the “Company,” “we,” or “us”) and certain of its equity partners entered into a purchase agreement with Kennedy Wilson Europe Real Estate plc (“KWE,” LSE: KWE) to sell to KWE a portfolio of 7 office and 6 retail properties located across Dublin, Ireland, with one in Cork, Ireland (the “Opera Portfolio”) for a total purchase price of approximately €391.4 million (approximately $541.7 million), consisting of approximately €194.9 million (approximately $269.7 million) of cash and approximately €196.5 million (approximately $272.0 million) of assumed non-recourse debt secured by the Opera Portfolio. The Company currently owns approximately twenty-five percent of the equity interests in the Opera Portfolio and will also be entitled to receive a promote fee (in an amount equal to approximately €15 million (approximately $20.8 million)) from its current equity partners if the sale is consummated.

The Company currently owns approximately 12.2% of the total issued share capital of KWE. KWE is also externally managed by a wholly-owned subsidiary of the Company. William McMorrow, Chairman and CEO of the Company, and Mary Ricks, president and CEO of the Company’s European business, are also members of the KWE board. Given such facts, the closing of the sale of both the Opera Portfolio and the Central Park Portfolio (discussed below) are subject to customary closing conditions, including lender consent, and to KWE obtaining approval from its independent shareholders pursuant to the listing rules of the UK Financial Conduct Authority. In the event that KWE is unable to obtain independent shareholder approval by June 17, 2014 for the purchase of the Opera Portfolio, the Company has agreed to purchase the ownership interests held by its current equity partners on substantially similar terms.

Subject to the above, the Company anticipates closing this transaction in the second quarter of 2014.

Central Park Portfolio:

On May 9, 2014, a subsidiary of the Company entered into a purchase agreement with KWE to sell to KWE, its interests in a portfolio of properties located in Dublin, Ireland, comprising of 272 residential units, approximately 31,000 square feet of total commercial space and a partially completed residential development with permits for 166 residential units and 14,800 square feet of total commercial space (“Central Park Portfolio”) for a total purchase price of approximately €88.1 million (approximately $121.9 million), consisting of approximately €30.7 of cash (approximately $42.5 million) and approximately €57.4 million (approximately $79.4 million) of assumed non-recourse debt secured by the Central Park Portfolio.

In addition to being conditioned on obtaining approval from KWE’s independent shareholders, the closing of the sale of the Central Park Portfolio is subject to customary closing conditions, including lender consent. Subject to the above, the Company anticipates closing this transaction in the second quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kennedy-Wilson Holdings, Inc.

Date: May 9, 2014

	By:	/s/ JUSTIN ENBODY
Justin Enbody Chief Financial Officer